UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CPI CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI Corp.
For Immediate Release

CPI CORP. FILES DEFINITIVE PROXY MATERIALS
AND SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees
on the WHITE Proxy Card Today

ST. LOUIS, June 18, 2009 – CPI Corp. (NYSE: CPY) today announced that it has filed with the Securities and Exchange Commission (the “SEC”) definitive proxy materials in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for July 8, 2009, and is mailing the following letter to the Company’s stockholders. CPI stockholders of record as of May 9, 2009 will be entitled to vote at the Annual Meeting.

The CPI board of directors recommends that stockholders elect the board’s highly-qualified nominees by telephone, Internet or by signing, dating and returning the WHITE proxy card today.

June 18, 2009

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

Dear Fellow Stockholders:

It is unfortunate that Ramius has chosen to wage a costly and distracting proxy contest for the purpose of increasing their representation on the CPI Corp. board of directors. Ramius has asked you to elect their two hand-picked nominees and remove two of the experienced, highly qualified nominees slated by your board of directors.

Your board believes that Ramius is acting in its own self interest contrary to the interests of CPI’s stockholders. Ramius has no plan to improve the Company. Ramius has been disruptive and does not support CPI’s board and management. Ramius has sought a sale of the Company to achieve its own liquidity goals, irrespective that a sale at this time would damage the long-run interests of stockholders. Ramius tried to force a desperation sale of the Company at the worst possible time, when the stock was trading below $4.00 per share. Yesterday, the stock closed at $16.98 per share.

We believe your board’s director nominees – James Abel, Paul Finkelstein, Michael Glazer, Michael Koeneke, David Meyer and Turner White – are best qualified to serve the interests of all CPI stockholders. Your board has successfully steered the Company through difficult industry conditions and substantially outperformed industry peers. CPI is now the unquestioned industry leader and is poised for substantial gains in earnings, cash flow and stockholder value. The qualifications of the Company’s nominees far exceed those of Ramius’s nominees. The Ramius nominees were selected solely to represent Ramius’s self interests.

We believe Ramius and its slate of director nominees threaten the value of your investment, and we urge you to support CPI by voting the WHITE proxy card. Please consider the following:

(1)	Ramius offers no new ideas, plans or strategies and, indeed, acknowledges that the Company is performing well.
	•	Ramius’s demand for additional representation has not come with any suggestions for revisions to the Company’s strategy or operations.
	•	Ramius has specifically acknowledged that the Company is performing well in the current environment and that the integration, digitization and upgrade of the recently acquired PictureMe Portrait Studio® chain have been successful.

(2)	Ramius’s two nominees are substantially less qualified than your board’s nominees. Ramius’s nominees lack relevant qualifications for board service and are not independent of Ramius.
	•	There is no comparison between the experience of Ramius’s current board representative and nominee, Peter Feld (age 30), and Michael Koeneke (age 62), who Ramius is targeting to be removed from CPI’s board. Mr. Koeneke is formerly the global Head of Mergers & Acquisitions at Merrill Lynch where he had extensive experience advising public boards of directors and managing a high performing, professional service organization. Mr. Feld, by contrast, was an investment banking analyst at Bank of America Securities only five years ago, and his brief tenure on the CPI board represents his most substantial board experience. Mr. Koeneke has been deeply involved in developing and overseeing CPI’s strategies and operational changes that successfully rehabilitated first the Sears Portrait Studio business and then the PictureMe Portrait Studio® business amid difficult industry conditions. Mr. Feld has served on the board only since last July, and was added at Ramius’s request solely as a surrogate for a more senior Ramius partner who stepped down due to other priorities.
	•	Mr. Feld lacks the authority and experience to act independently. In February, Mr. Feld couldn’t vote either for or against the normal dividend declaration until he checked with his Ramius superiors. He never actually took a position on the dividend at all since he couldn’t act in a timely fashion. When he did act, joining the rest of the board in a unanimous endorsement of the incumbent slate of directors in April, he was overruled the very next day by a Ramius superior who called to demand board changes to increase Ramius’s “representation.” We believe that Mr. Feld is unable to act independently and to take action without authorization from his superiors at Ramius.

•

Ramius’s other nominee, Joseph Izganics, also offers no relevant experience or expertise to the CPI board. Mr. Izganics is a former field employee of Home Depot with no other significant employment experience. Home Depot’s retail operations are substantially different from operating a photography services business within a hosted environment. Mr. Izganics has never served on a public company board and is being paid by Ramius for serving as its nominee. Ramius’s refusal to submit Mr. Izganics through CPI’s established governance process, and the direct payment, belie Ramius’s assertion that Mr. Izganics is independent.

	•	By contrast, the Company’s slate of nominees bring extensive outside business and board experience. Four of our nominees have five years of highly successful experience on the CPI board. The Company’s two, more recent nominees were selected through an independent governance process and bring exceptional capabilities and highly relevant CEO-level and board experience.
		o	Paul Finkelstein, who just joined the CPI slate, is the Chairman and CEO of Regis, a highly successful operator of professional hair salons, including salons within 2,400 Wal-Mart locations. Regis had $2.5 billion in sales in its most recent fiscal year. Mr. Finkelstein brings an intimate understanding of the challenges and opportunities of operating a consumer-centric, professional services operation within a major, multi-store host. We welcome Mr. Finkelstein both for his certain future contributions to CPI’s success and for the vote of confidence he gives to the present management and board.
		o	Michael Glazer, who joined the board in November, was formerly CEO of KB Toys where he focused on a customer demographic similar to CPI’s and also, at one time, operated leased departments at Sears. He also previously served on the board of Picture People, a significant portrait studio competitor, and therefore brings a deep knowledge of our industry. Mr. Glazer’s public company board experience includes Stage Stores, where he is currently a director, as well as Brookstone and Big Lots.

(3)	Ramius’s interests have diverged from those of the other stockholders.
	•	Ramius has made repeated declarations to the board and management of its desire to exit its CPI investment since the Summer of 2008.
	•	Ramius has pressed for getting liquidity for its CPI stake through a sale of the Company, irrespective of the damage to the long-term interests of other stockholders.
•

Ramius advocated a sale of the Company at the worst possible time. With the financial markets in disarray, the stock trading at artificially depressed levels and the Company only starting to reap the benefits of its successful integration of the PictureMe Portrait Studio® operations, and against the strong advice of the Company’s investment bankers, Ramius pressed repeatedly for a sale process beginning just after the Company renewed its contract with Sears last December.

	•	Ramius filed a 575,000 share SELL program last January when the stock was below $5.00 and has sold stock pursuant to the plan at prices as low as $10.00.

(4)	Ramius has become a highly disruptive and destabilizing influence on the board. In what we believe was a panicked response to the stock price pressures of the last year, Ramius has engaged in a range of disruptive behaviors:
	•	Ramius called for sudden changes in senior management without any suggestions or plans for improvement;
	•	Ramius tried to polarize the board and management and then stack the board with hand-picked nominees;
	•	Ramius tried to force the Company to engage in a sale process at a time when the stock was trading below $4.00 per share and against the counsel of the Company’s investment bankers.

These activities, furthermore, have involved not just disruptive boardroom behavior but also harassing calls to board members from Ramius executives. The current proxy contest is just the latest manifestation of Ramius’s distracting, unconstructive and damaging behavior.

(5)	Ramius expressed its satisfaction with the board until their interests diverged from the board’s and those of the other stockholders.
•

Ramius supported the directors they now seek to replace in each and every election over the last five years. As previously mentioned, Ramius’s representative voted to re-nominate these directors even this year.

•

Ramius also expressed confidence in the board and management in late 2007 when it secured permission to increase its holdings above the Company’s poison pill threshold in return for an explicit limitation on its vote and boardroom influence.

	•	Ramius’s vote share, as a result, is currently limited to no more than 17.4%. Ramius has played no active role in the strategic development of the business.
•

Even as Ramius’s interests started to diverge, the board accommodated Ramius’s frequent requests for meetings with Mr. Feld’s superiors. However, in the last year and despite significant pressure applied by Ramius, the non-Ramius board members unanimously opposed Ramius’s ill-conceived efforts to change management, stack the board and pursue an untimely sale of the Company.

(6)	Ramius has shown that it is not interested in “independent” or “qualified” directors but instead seeks additional influence over CPI.
•

Ramius initiated the current dispute by insisting that the board accept two unnamed nominees and remove one incumbent (other than Mr. Feld) from the Company slate. At that time, Ramius refused to disclose even the names of its nominees let alone their qualifications to the CPI board until forced by the nomination deadline.

•

Ramius declined to submit their nominees through the Company’s independent nominating and governance process and refused Company offers to avoid a proxy contest by working together to identify a mutually acceptable nominee.

• Ramius’s nominees all have business backgrounds irrelevant to CPI’s hosted-service retail business which is quite different from ordinary retail.

(7)	CPI is at the forefront of corporate governance.

Since 2004, the offices of CEO and Chairman of the board have been separate at CPI. The CEO is not a member of the board, instead participating in meetings in an ex officio capacity only. The board plays a very active role in overseeing the management of the Company and setting overall strategy. The board has focused on building an accountable, performance-oriented culture and fostering a close alignment of the interests of managers and employees with those of stockholders by, among other things, tying compensation to drivers of stockholder value. Turner White, also targeted by Ramius for removal from the CPI board, has led this effort in his role as Chairman of the Compensation Committee.

Compensation matters are carefully and extensively deliberated utilizing the input of outside advisors. Board fees are modest in comparison with comparably-sized companies and payable substantially in restricted stock. The Chairman of the board is paid exclusively in restricted stock for his additional services (and has not sold a single share!), and senior manager bonuses are paid 50% in restricted stock. All significant compensation arrangements have been ratified by a unanimous vote of the full board after recommendation from the compensation committee.

The board is structured for robust debate. The Chairman of the board does not sit on any committee, and the Chairmen of the Audit, Compensation and Nominating and Governance committees wield considerable, independent and constructive influence over financial, compensation and corporate governance matters. In addition, the Company’s recent investment banker-assisted assessment of strategic alternatives was overseen by Mr. Glazer who joined the board only last November and played a similar leadership role on other public company boards.

(8)	The board has successfully led the Company through very difficult industry conditions.

Immediately upon joining in 2004, CPI’s new board members initiated a turnaround process that saved what was then a deeply troubled company. In the face of extraordinary industry conditions that have ravaged competitors, the board led the successful conversion and upgrade first of the Sears Portrait Studio operations and then of the PictureMe Portrait Studio® operations that were purchased out of bankruptcy. In the process, the board helped to build an accountable, performance-oriented culture and establish the management systems necessary for continuing success. Today, the Company is the unquestioned leader in the portrait studio industry with unrivalled geographic coverage, digital capabilities and economies of scale.

(9)	The Company has made substantial progress over the last year and is positioned for significant gains in earnings, cash flow and stockholder value.
	•	We successfully integrated and digitally converted approximately 2,000 studios in Wal-Mart stores that were acquired as a part of the PCA acquisition in 2007.
	•	We extended our cost leadership through the generation of $30 million in annualized cost savings;
	•	We enhanced our product and service capability and also developed new avenues for profitable growth;
	•	We drove dramatic improvement in a range of customer indicators (including average sale, satisfaction and loyalty);
	•	We enhanced our performance management systems and expanded our organizational capabilities in key areas including field management;
	•	We strengthened our relationships with our retail hosts, Sears and Wal-Mart, including executing a new six-year agreement with Sears; and
	•	We bolstered our financial position by delivering strong fourth quarter results and obtaining additional flexibility in our lending agreements

Our strong first quarter 2009 earnings are a testament to the success of these efforts as well as the strength of our business plan and operational execution. Even in a difficult environment, CPI is poised for solid gains in annual EBITDA, earnings and free cash flow.

It is clear that if Ramius were to get even its present director renewed, let alone another, it would ensure further disruption and time-wasting of Company personnel and directors. It would impair CPI’s ability to execute on its business plan and would result in the loss of two highly experienced and valuable CPI board members. The long-term interests of stockholders are well-served by continuation of the current, clearly successful strategies of the present directors and management. Ramius’s advocacy of a quick sale at a time that would have deprived stockholders of substantial value and its other unsupportive actions show that Ramius’s interests are not aligned with stockholders seeking longer term value accretion. Accordingly, we urge you to vote FOR your highly qualified Company slate.

CPI’S BOARD NOMINEES ARE THE RIGHT CHOICE
VOTE FOR YOUR BOARD’S NOMINEES
ON THE WHITE PROXY CARD TODAY

We urge you to protect your investment and not risk your Company’s future and prospects. Your Board strongly recommends that all CPI stockholders vote FOR CPI’s director nominees on the WHITE proxy card and discard Ramius’ proxy materials. Your vote is important, no matter how many or how few shares you own. If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Thank you for your continuing support.

Sincerely,

/s/ David Meyer

David Meyer
Chairman of the Board

Important Information

CPI Corp. has filed a Proxy Statement with the Securities and Exchange Commission ("SEC") and will furnish to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that CPI files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants

CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in public filings by the Company with the SEC, including the proxy statement relating to the 2009 Annual Meeting of Stockholders.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend" and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company's outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company's dependence on Sears and Wal-Mart, the approval of the Company's business practices and operations by Sears and Wal-Mart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Wal-Mart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, compliance with the NYSE listing requirements, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plans and impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About CPI Corp.

CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years. CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Wal-Mart stores. As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price. CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

Contact:
Dan Katcher / Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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